    As filed with the Securities and Exchange Commission on March 18, 1997

                                                        Registration No 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             --------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             --------------------

                        DIAMOND OFFSHORE DRILLING, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                 DELAWARE                                    1381                                    76-0321760
       (State or Other Jurisdiction              (Primary Standard Industrial                     (I.R.S. Employer
    of Incorporation or Organization)             Classification Code Number)                  Identification Number)

     DIAMOND OFFSHORE DRILLING, INC.              RICHARD L. LIONBERGER, ESQ.
            15415 KATY FREEWAY                VICE PRESIDENT, GENERAL COUNSEL AND                     COPY TO:
           HOUSTON, TEXAS 77094                            SECRETARY                          JAMES L. RICE III, ESQ.
              (281) 492-5300                          15415 KATY FREEWAY                     WEIL, GOTSHAL & MANGES LLP
    (Address, Including Zip Code, and                HOUSTON, TEXAS 77094                    700 LOUISIANA, SUITE 1600
            Telephone Number,                           (281) 492-5300                         HOUSTON, TEXAS  77002
   Including Area Code, of Registrant's     (Name, Address, Including Zip Code and                 (713) 546-5000
       Principal Executive Offices)            Telephone Number, Including Area
                                                  Code, of Agent For Service)

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

       If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                             --------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                  Proposed maximum
           Title of each class of              Amount to be      offering price per        Proposed maximum           Amount of
        securities to be registered             registered            share (1)      aggregate offering price(1)  registration fee
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per share      4,000,000 shares          $62.25                $249,000,000          $75,454.55
==================================================================================================================================

(1) The shares are to be offered at prices not presently determinable. The offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices reported by the New York Stock Exchange on March 12, 1997.


       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

       This Registration Statement contains two forms of prospectus: one to be used by the Company in connection with the issuance and sale from time to time by the Company of shares of Common Stock in connection with its acquisition of the securities or assets of other businesses (the "Company Prospectus") and one to be used principally by persons who have received shares of Common Stock of the Company in connection with acquisitions by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act (the "Selling Stockholders Prospectus"). The Company Prospectus and the Selling Stockholders Prospectus will be identical in all respects except that they will contain different front and back cover pages and the Selling Stockholders Prospectus will contain an additional section under the caption "Manner of Offering." The Company Prospectus is included herein and is followed by those pages to be used in the Selling Stockholders Prospectus which differ from, or are in addition to, those in the Company Prospectus. Each of the alternate or additional pages for the Selling Stockholders Prospectus included herein has been labeled "Alternate Page for Selling Stockholders Prospectus." If required pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act, ten copies of each of the prospectuses in the forms in which they are used after this Registration Statement becomes effective will be filed with the Commission.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                            [DIAMOND OFFSHORE LOGO]

                  SUBJECT TO COMPLETION, DATED MARCH 18, 1997

                               4,000,000 SHARES

                        DIAMOND OFFSHORE DRILLING, INC.

                                 COMMON STOCK
                               ($.01 par value)

                               ________________

                                  PROSPECTUS
                               ________________

       This Prospectus relates to 4,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), which may be offered and issued from time to time by the Company in connection with its acquisition of the securities or assets of other businesses. It is expected that the terms of acquisitions involving the issuance and sale by the Company of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses whose securities or assets are acquired. The Company expects that the shares of Common Stock issued in exchange for securities or assets in business combination transactions will be valued at prices reasonably related to market prices of the Common Stock either at the time the terms of an acquisition are agreed upon or at or about the time of delivery of such shares of Common Stock.

       The Registration Statement of which this Prospectus is a part also relates to the offer and sale of Common Stock from time to time by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

       All expenses of the offering by the Company hereby will be paid by the Company. No underwriting discounts or commissions will be paid in connection with the issuance of Common Stock, although finder's fees may be paid with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an Underwriter within the meaning of the Securities Act.

       The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "DO." On March 17, 1997, the closing price of the Common Stock on the NYSE was $66.25 per share.

                               ________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                               ________________

             The date of this Prospectus is _________ ___, 199__.

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices, located at Northwest Atrium Center (Suite 1400), 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

       The Company has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Company hereby incorporates by reference herein its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Current Reports on Form 8-K dated January 29, 1997 and February 11, 1997, all of which have been previously filed with the Commission under File No. 1-13926, and the description of Common Stock of the Company that is contained in the registration statement on Form 8-A dated September 6, 1995 filed under the Exchange Act under File No. 1-13926, and Amendment No. 1 thereto on Form 8-A/A dated October 9, 1995.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Common Stock offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein, in a document incorporated or deemed to be incorporated by reference herein, or in any supplement to this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the above documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to: Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094; Attn: Corporate Secretary (telephone 281-492-5300).


       THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM DIAMOND OFFSHORE DRILLING, INC., 15415 KATY FREEWAY, HOUSTON, TEXAS 77094; ATTN: CORPORATE SECRETARY (TELEPHONE 281-492-5300). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________
___, 199_   (FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH THE FINAL INVESTMENT
DECISION MUST BE MADE).

                                  THE COMPANY

       The Company, through wholly owned subsidiaries, engages worldwide in the contract drilling of offshore oil and gas wells and is a leader in deep water drilling. The Company's fleet of 46 mobile offshore drilling rigs is one of the largest in the world and includes the largest fleet of semisubmersible rigs. The fleet is comprised of 30 semisubmersibles (including three of the world's 13 fourth-generation semisubmersibles), 15 jack-ups and one drillship.

       Unless the context otherwise requires, references herein to the "Company" shall mean Diamond Offshore Drilling, Inc. and its subsidiaries.

       The Company is a Delaware corporation with its principal executive offices located at 15415 Katy Freeway, Houston, Texas 77094, where its telephone number is (281) 492-5300.

                            SELECTED FINANCIAL DATA

       The following table sets forth certain historical consolidated financial data relating to the Company. The selected consolidated financial data are derived from the financial statements of the Company as of and for the periods presented. The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 and the Company's Consolidated Financial Statements (including the Notes thereto) in Item 8 of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Annual Report") (incorporated herein by reference).

                                                       YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------
                                           1996(1)     1995      1994     1993   1992(2)
                                        ------------------------------------------------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

INCOME STATEMENT DATA:
Total revenues                          $611,430   $336,584  $307,918 $288,069  $214,885
Operating expenses:
  Contract drilling                      341,654    259,560   256,919  228,211   199,201
  Depreciation (3)                        75,767     52,865    55,366   46,819    49,667
  General and administrative              15,640     13,857    11,993   11,785    15,401
  Gain on sale of assets                 (35,122)    (1,349)   (1,736)  (3,201)     (231)
Operating income (loss)                  213,491     11,651   (14,624)   4,455   (49,153)
Interest expense                          (2,326)   (27,052)  (31,346) (25,906)  (28,591)
Other income (expense), net                1,540      1,598      (455)    (219)     (207)
Income tax (expense) benefit (4)         (66,317)     6,777    11,621    5,041    24,575
Net income (loss)                        146,388     (7,026)  (34,804) (16,629)  (53,376)
Net income per share                        2.35         --        --       --        --
Weighted average shares outstanding       62,231         --        --       --        --
Pro forma net income per share (5)            --       0.20        --       --        --
OTHER FINANCIAL DATA:
Capital expenditures (6)                $267,000    $66,646   $21,146  $14,345   $16,214
EBITDA (7)                               254,136     63,167    39,006   48,073       283
Cash provided by (used in) operating
  activities (8)                         207,822     52,781    42,562   32,904   (12,164)
Ratio of earnings to fixed charges (9)     31.56x        --        --       --        --

                                                            DECEMBER 31,
                                        ------------------------------------------------
                                            1996      1995      1994     1993    1992
                                        ------------------------------------------------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital                         $  114,967  $ 63,523  $ 57,521 $ 52,904  $ 35,391
Drilling and other property and
  equipment, net                         1,198,160   502,278   488,664  498,740   478,454
Goodwill, net (1)                          129,825        --        --       --        --
Total assets                             1,574,500   618,052   588,158  592,162   582,418
Long-term debt (10)                         63,000        --   394,777  353,483   233,216
Stockholders' equity (11)                1,194,732   492,894   124,066  158,361   275,300


(1) The Company acquired all of the common stock of Arethusa (Off-Shore) Limited in consideration of 17.9 million shares of Common Stock effective April 29, 1996. See Note 2 to the Company's Consolidated Financial Statements in Item 8 of the 1996 Annual Report.

(2) The Company acquired all of the common stock of Odeco Drilling Inc. for approximately $376.6 million in cash effective January 1, 1992.

(3) Effective January 1, 1996 and 1993, the Company revised the estimated useful lives for certain classes of its offshore drilling rigs. The estimated useful lives of the Company's offshore drilling rigs, after the change in estimate, range from 10 to 25 years. As compared to the original estimate of useful lives, this change resulted in a reduction of approximately $8.5 million and $6.3 million in depreciation expense during 1996 and 1993, respectively, and a corresponding increase in operating income.

(4) Prior to the initial public offering of the Company's Common Stock in October 1995 (the "Common Stock Offering"), the Company was included in the consolidated U.S. federal income tax return of Loews Corporation ("Loews"). Effective January 1, 1992, a tax sharing agreement with Loews was adopted to allow for the recognition of expenses and benefits related to taxable income and losses as if the Company filed a separate consolidated return. In conjunction with the Common Stock Offering, the tax sharing agreement was terminated and all assets and liabilities were settled by offsetting these amounts against notes payable to Loews. For taxable periods subsequent to the Common Stock Offering, the Company has filed a consolidated U.S. federal income tax return on a stand-alone basis.

(5) Pro forma net income per share gives effect to the Common Stock Offering and the after-tax effects of a reduction in interest expense. Assuming the Common Stock Offering had occurred at January 1, 1995, the Company would have recognized net income of $10.0 million, or $0.20 per share of Common Stock, after adjusting for the after-tax effects of a reduction in interest expense. See Note 1 to the Company's Consolidated Financial Statements in Item 8 of the 1996 Annual Report.

(6) In addition to these capital expenditures, the Company expended $550.7 million in equity consideration and $25.0 million, $10.6 million, and $410.9 million in cash for rig acquisitions during the years ended December 31, 1996, 1994, 1993, and 1992, respectively. No amounts were expended for rig acquisitions during the year ended December 31, 1995.

(7) EBITDA (operating income (loss) plus depreciation minus gain on sale of assets) is a supplemental financial measure used by the Company in evaluating its business and should be read in conjunction with all of the information in the Selected Financial Data as well as the Company's Consolidated Financial Statements (including the Notes thereto) included in Item 8 of the 1996 Annual Report prepared in accordance with generally accepted accounting principles. EBITDA should not be considered as an alternative to operating income (loss) or cash flow from operations as an indication of the Company's performance or as a measure of liquidity.

(8) See the Company's Consolidated Financial Statements (including the Notes thereto) in Item 8 of the 1996 Annual Report.

(9) The deficiency in the Company's earnings available for fixed charges for the years ended December 31, 1995, 1994, 1993 and 1992 was approximately $13.8 million, $46.4 million, $21.7 million, and $78.0 million. Fixed charges for the years ended December 31, 1992 through December 31, 1995 consisted primarily of interest expense on notes payable to Loews. For all periods presented, the ratio of earnings to fixed charges has been computed on a total enterprise basis. Earnings represent income (loss) from continuing operations plus income taxes and fixed charges. Fixed charges represent interest, whether expensed or capitalized.

(10) Long-term debt consisted solely of notes payable to Loews for the years ended December 31, 1994, 1993 and 1992.

(11) In connection with the Common Stock Offering, the Company paid a special dividend of $2.1 million to Loews with a portion of the proceeds. No other cash dividends were paid during the periods presented.

                                 LEGAL MATTERS

         The validity of the Common Stock being offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002.

                                    EXPERTS

         The consolidated financial statements of the Company and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as indicated in their report with respect thereto, and is incorporated by reference herein, in reliance upon the authority of said firm as experts in accounting and auditing.

================================================================================

        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.




                              -------------------

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
                 Available Information   . . . . . . . . . . . . . .  2
                 Incorporation of Certain Documents by
                          Reference  . . . . . . . . . . . . . . . .  2
                 The Company   . . . . . . . . . . . . . . . . . . .  3
                 Selected Financial Data   . . . . . . . . . . . . .  4
                 Legal Matters   . . . . . . . . . . . . . . . . . .  6
                 Experts . . . . . . . . . . . . . . . . . . . . . .  6



================================================================================


================================================================================


                                4,000,000 Shares



                                DIAMOND OFFSHORE
                                 DRILLING, INC.


                                  Common Stock

                              -------------------

                              P R O S P E C T U S

                              -------------------




                              _____________, 199_




================================================================================

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]



         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                            [DIAMOND OFFSHORE LOGO]

                 SUBJECT TO COMPLETION, DATED MARCH 18, 1997

                               4,000,000 SHARES

                       DIAMOND OFFSHORE DRILLING, INC.

                                 COMMON STOCK
                               ($.01 par value)
                               ________________

                                  PROSPECTUS
                               ________________

         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of common stock, par value $0.01 per share (the "Common Stock"), of Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), in connection with the acquisition by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Company will receive none of the proceeds from any such sale. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal and accounting, filing and other similar expenses of this offering will be paid by the Company. Selling Stockholders (as defined herein) will generally bear all other expenses of this offering, including brokerage fees and any underwriting discounts or commissions.

         The Registration Statement of which this Prospectus is a part also relates to the offer and issuance by the Company from time to time of 4,000,000 shares of Common Stock in connection with its acquisition of the securities or assets of other businesses.

         The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "DO." On March 17, 1997, the closing price of the Common Stock on the NYSE was $66.25 per share.

                               ________________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                 EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                      ADEQUACY OF THIS PROSPECTUS.  ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                               ________________

             The date of this Prospectus is _________ ___, 199__.

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]



                               MANNER OF OFFERING


         This Prospectus, as appropriately amended or supplemented, may be used from time to time principally by persons who have received shares of Common Stock in connection with acquisitions by the Company of securities or assets held by such persons, or their transferees, and who wish to offer and sell such shares (such persons are herein referred to as "Selling Stockholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be Underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. Except as described under "Selling Stockholders," there presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the shares of Common Stock described herein. Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock bought through a block trade, special offering, exchange distribution or secondary distribution, a supplemented Prospectus will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of each Selling Stockholder and the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which the shares were sold, (iv) the commissions paid or the discounts allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus and (vi) other facts material to the transaction.

         Selling Stockholders may sell the shares being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. Selling Stockholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NYSE, which commissions may be at negotiated rates where permissible under such rules. Participating broker- dealers may agree with Selling Stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker- dealer's commitment to Selling Stockholders. In addition or alternatively, shares may be sold by Selling Stockholders and/or by or through other broker- dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NYSE, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NYSE, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such shares.

         The Company may agree to indemnify each Selling Stockholder as an Underwriter under the Securities Act against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         The Selling Stockholders may resell the shares offered hereby only if such securities are qualified for sale under applicable state securities or "blue sky" laws or exemptions from such registration and qualification requirements are available.





                                      3-A

              [ALTERNATE PAGE FOR SELLING STOCKHOLDERS PROSPECTUS]

================================================================================



        NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS
AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.



                              -------------------

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
                 Available Information   . . . . . . . . . . . . . .  2
                 Incorporation of Certain Documents by
                          Reference  . . . . . . . . . . . . . . . .  2
                 Manner of Offering  . . . . . . . . . . . . . . .  3-A
                 The Company   . . . . . . . . . . . . . . . . . . .  3
                 Selected Financial Data   . . . . . . . . . . . . .  4
                 Legal Matters   . . . . . . . . . . . . . . . . . .  6
                 Experts   . . . . . . . . . . . . . . . . . . . . .  6

================================================================================


================================================================================

                                4,000,00 Shares


                                DIAMOND OFFSHORE
                                 DRILLING, INC.


                                  Common Stock

                              -------------------

                              P R O S P E C T U S

                              -------------------


                                __________, 199_




================================================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102 of the Delaware General Corporation Law ("DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company's Certificate of Incorporation contains a provision which, in substance, eliminates directors' personal liability as set forth above.

         Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Certificate of Incorporation contains a provision which, in substance, provides for indemnification as set forth above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)     EXHIBITS:

         4.1     --       Indenture, dated as of February 4, 1997, between the
                          Company and The Chase Manhattan Bank, as Trustee
                          (incorporated by reference to Exhibit 4.1 to the
                          Company's Current Report on Form 8-K filed February
                          11, 1997).
         4.2     --       Supplemental Indenture, dated as of February 4, 1997,
                          between the Company and The Chase Manhattan Bank, as
                          Trustee (incorporated by reference to Exhibit 4.2 to
                          the Company's Current Report on Form 8-K filed
                          February 11, 1997).
         4.3     --       Restated Certificate of Incorporation of the Company
                          (incorporated by reference to Exhibit 3.1 to the
                          Company's Annual Report on Form 10-K for the fiscal
                          year ended December 31, 1995).
         4.4     --       By-laws of the Company (incorporated by reference to
                          Exhibits 3.2, 3.2.1 and 3.2.2 of the Company's
                          Registration Statement No. 333-2680 on Forms S-4/S-1).
         5.1     --       Opinion of and consent Weil, Gotshal & Manges LLP,
                          counsel for the Company.
         23.1    --       Consent of Deloitte & Touche LLP.
         23.2    --       Consent of Weil, Gotshal & Manges LLP (included in
                          Exhibit 5.1).
         24.1    --       Powers of Attorney (set forth on signature page to
                          this Registration Statement).

         (b)     FINANCIAL STATEMENT SCHEDULES

         No financial statement schedules are included herein as the required information is inapplicable or the information is presented in the Company's consolidated financial statements or related notes incorporated herein by reference.

ITEM 22. UNDERTAKINGS

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (5)     (a)      That prior to any public reoffering of the securities
registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                 (b) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 18, 1997.

                                        DIAMOND OFFSHORE DRILLING, INC.



                                        By:     /s/ Richard L. Lionberger
                                                -------------------------------
                                                Richard L. Lionberger
                                                Vice President, General Counsel
                                                         and Secretary


                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Richard L. Lionberger and Lawrence R. Dickerson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                Signature                                   Title                               Date
                ---------                                   -----                               ----
 /s/ Robert E. Rose                         President, Chief Executive Officer and             March 18, 1997
 --------------------------------------                    Director
 Robert E. Rose                                 (Principal executive officer)


 /s/ Lawrence R. Dickerson                Senior Vice President and Chief Financial            March 18, 1997
 --------------------------------------                    Officer
 Lawrence R. Dickerson                          (Principal financial officer)



 /s/ Gary T. Krenek                       Controller (Principal accounting officer)            March 18, 1997
 --------------------------------------
 Gary T. Krenek

                                                 Chairman of the Board                      March 18, 1997
 --------------------------------------
 James S. Tisch

 /s/ Herbert C. Hofmann                                    Director                            March 18, 1997
 --------------------------------------
 Herbert C. Hofmann

 /s/ Arthur L. Rebell                                      Director                            March 18, 1997
 --------------------------------------
 Arthur L. Rebell


 /s/ Raymond S. Troubh                                     Director                            March 18, 1997
 --------------------------------------
 Raymond S. Troubh

                                 EXHIBIT INDEX



Exhibit
No.              Exhibit
---              -------
4.1      --      Indenture, dated as of February 4, 1997, between the Company and The Chase Manhattan Bank, as Trustee (incorporated by
                 reference to Exhibit 4.1 to the Company's Current Report on
                 Form 8-K filed February 11, 1997).
4.2      --      Supplemental Indenture, dated as of February 4, 1997, between the Company and The Chase Manhattan Bank, as Trustee
                 (incorporated by reference to Exhibit 4.2 to the Company's
                 Current Report on Form 8-K filed February 11, 1997).
4.3      --      Restated Certificate of Incorporation of the Company
                 (incorporated by reference to Exhibit 3.1 to the Company's
                 Annual Report on Form 10-K for the fiscal year ended
                 December 31, 1995).
4.4      --      By-laws of the Company (incorporated by reference to Exhibits
                 3.2, 3.2.1 and 3.2.2 of the Company's Registration Statement
                 No. 333-2680 on Forms S-4/S-1).
5.1      --      Opinion of and consent Weil, Gotshal & Manges LLP, counsel for the Company.
23.1     --      Consent of Deloitte & Touche LLP.
23.2     --      Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                 5.1).
24.1     --      Powers of Attorney (set forth on signature page to this
                 Registration Statement).